Exhibit 99.2

On July 30, 2008, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

J.P. Morgan Securities, Inc.

John Janedis

Wachovia Securities

Craig Huber

Lehman Brothers

Brian Shipman

Jefferies & Company, Inc.

Troy Mastin

William Blair & Company

Michael Nathanson

Sanford C. Bernstein & Co.

Matt Chesler

Deutsche Bank Securities

Benjamin Schachter

UBS

Daniel Salmon

BMO Capital Markets

Jonathan Cohen

Natixis Securities

Ian Whittaker

UBS

Andrew Berg

Post Advisory Group

Catriona Fallon

Citigroup

Leo Schmidt

The Chubb Corporation

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to the Interpublic Group second quarter 2008 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning. Thank you for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and we’ll refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement that is included in our earnings release and our slide presentation, and further detailed in our 10-K and other filings with the SEC. At this point it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us this morning as we review our results for the second quarter and first half of 2008.

I'll begin by covering the highlights of our performance. Frank will then take us through the results in detail. And after his remarks I will return with closing comments before we move on to the Q&A.

Obviously we’re very pleased with the results that we are sharing with you today. Our performance in the second quarter and first half of 2008 was the strongest that IPG has delivered in many years. Organic revenue growth of 6.3% in the quarter is something we can be proud of, and the 5.8% number for the first half is clearly competitive with the industry.

All of our major units are contributing to this growth, which goes to show that the strategic actions we’ve been taking and the continued focus on developing and recruiting top talent are, in fact, making our offerings more powerful in the marketplace.

McCann Worldgroup is strong overall and continues to perform at a high level, as did CMG, led by Weber Shandwick, GolinHarris, Jack Morton and Octagon. Draftfcb had a

very solid first half, as did our U.S. independents. Our media brands continue to make major strides in terms of people, product, and results. Lowe has not only won significant business of late, particularly from its large multinational clients, but is on target to post a profit for the full year, which is consistent with one of our primary objectives for the year.

In terms of geography, our international organic growth was very strong this quarter and is evident in every region in which we operate. There was also strength internationally across all our disciplines. We have stated previously that we were focused on improving performance internationally, and we will continue to keep working against this goal. We will also continue to look for opportunities to strengthen our capabilities in high-growth markets or regions through acquisitions. I'll have a little more to say about that in my closing comments.

Turning to operating margin, we saw a good improvement, from 8.8% in the second quarter of 2007 to 10.9% this year. For the past few quarters we have shared with you a trailing-12-month margin calculation, and that chart once again is in Frank’s presentation and you will see that it once again demonstrates we are making significant progress in terms of improving profitability.

As a result of our continued improvement on both the top line and in our ability to drive profitability, we saw a second quarter operating income rise from $146 million in 2007 to $201 million this year. For the first six months, which includes the seasonal loss we typically see in the first quarter, operating income jumped from $21 million in 2007 to $143 million this year.

These dramatically improved bottom-line results tell us that the people and processes we have put in place across the organization have given us more effective financial controls. We also have better visibility into the organization and greater confidence that we have the right tools with which to run our business day to day.

We often call out the fact that performance during a turnaround is not linear and warn you against projecting future results based on a given quarter. This is especially true in light of the economic uncertainty that we are all seeing out there. While we were pleased with the first half results, we are approaching the back half of the year conservatively and will proactively manage costs in order to achieve our margin targets. However, we can reiterate that we remain on track to achieve our 2008 financial objectives.

Now I'll hand things over to Frank for the full details on our results during the first six months.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning. Let me remind everyone that the presentation slides which accompany our remarks are available on our website.

As Michael indicated in his comments, we are very pleased with our performance in the second quarter and year to date.

Among highlights in the quarter:

•	Consolidated organic revenue growth was 6.3%, reflecting strong international growth, as well as solid growth domestically against a very strong comparable quarter a year ago.
•	Operating income increased 38% to $201 million. Operating margin expanded to 10.9% from 8.8%, reflecting improved leverage on both of our principal operating expense lines.
•	Cash flow from operations in the quarter increased to $399 million, from $44 million a year ago.
•

Our diluted earnings per share were $0.17, compared with $0.24 in Q2 ’07, which included a net tax benefit of $11 million related to a tax reserve reversal of approximately $80 million. Excluding that item, comparable earnings per share a year ago would have been approximately $0.09.

Turning to slide three, you can see our complete P&L for the quarter. I'll cover revenue and operating expenses in detail on the slides that follow.

On slide four, we provide additional detail on revenue. Reported revenue in the quarter was $1.84 billion, an increase of 11.1%. Compared to Q2 ’07, exchange rates had a positive impact of 4.1%, while net business acquisitions added 0.6%.

Organic revenue growth of 6.3% compares to 6.6% in Q2 ’07. Growth was attributable to both higher revenue from existing clients and from net new business wins.

On the bottom half of this slide, you can see that both operating segments performed well in the quarter.

At our Integrated Agency Networks, reported revenue grew 11.5%, and the organic increase was 6.1%. Growth was solid across most disciplines, led by media, digital, and activation as well as advertising.

At our Constituency Management Group, reported revenue grew 8.7%, and the organic increase was 7.5%. We again saw strong performance in our public relations and event marketing businesses.

Slide five provides a breakdown of Q2 revenue growth by region:

•

In the U.S., revenue increased 3.2% organically. We had growth across our full range of advertising and marketing disciplines, led by McCann Worldgroup and our public relation agencies Weber Shandwick and GolinHarris, and increases in most major client-industry sectors. The general tone of business in the U.S.

remained solid in Q2. 3.2% growth compares sequentially to 5.2% in Q1 of this year, but our comparable Q2 last year in the U.S. was an extraordinary 10.7%.

•

Internationally, reported revenue growth was 21%, which includes a significant currency lift. Organic growth of 10.6% marks our best quarter outside the U.S. in many years, and that brings the six months to 8.1%. Growth in the quarter was diversified, with double-digit organic increases in four of our five regions. It is especially gratifying that growth was lead by media as well as McCann Worldgroup and Jack Morton.

•	In the U.K., organic growth was 11.5%, lead by Lowe and Jack Morton, which is attributable to new business and higher existing-client revenue.
•

In continental Europe, organic growth was 4.2%, paced by our media brands and McCann, with new client wins and increases from existing clients. Among the largest national markets, we had increases in Germany, Spain and Italy, while revenue in France declined.

•	In AsiaPac, Q2 organic revenue growth was 13.7%, led again by media, McCann and Morton, with strong gains in China and Australia.
•	In Latin America, organic revenue growth was 15.1%, led by Draftfcb on the strength of new client wins and McCann.

On slide six, we present a longer view of organic revenue growth that tracks a trailing-12-month basis. As you can see, over the past two and a half years, organic revenue growth has trended up strongly, and was 4.5% for the most recent period.

On slide seven we move on to a closer look at operating expenses.

In aggregate, we drove over 200 basis points of consolidated operating expense leverage in the quarter.

Salaries and related expenses were $1.1 billion in the quarter, 60.1% of revenue, compared to 61.1% of revenue a year ago, an improvement of 100 basis points.

Breaking that down, as you will see in the appendix to our presentation slides, leverage on base salaries and benefits improved 100 basis points and was the largest driver of our improvement. At the same time, temporary help also declined by 30 basis points as a percentage of revenue. Our incentive expense increased from a year ago, mainly due to the cumulative effect of improved performance against our financial objectives. At 3.9% of revenue in the quarter, the incentive expense ratio was a bit higher than we would expect for the full year. Severance expense declined to 60 basis points from 100 a year ago.

Office and general expenses, on the lower half of this slide, were $528 million, 28.8% of revenue, compared with 30.4% of revenue a year ago. All major cost categories in O&G decreased as a percentage of revenue. The key driver was improved leverage on occupancy expense, which declined 80 basis points as a percentage of revenue. This is a result of ongoing operating disciplines and cost actions taken in 2007.

On slide eight, we show continuing progress on operating margin on a trailing-12-month basis, one of our primary financial objectives. This excludes past restructuring and impairment charges in order to capture in the trend in the underlying results. Q2 was our eighth consecutive quarter of improvement, and as you can see, adjusted operating margin over the last 12 months was 7.4%.

On slide nine, we turn to cash flow for the second quarter.

For the quarter, cash generated from operations was $399 million, compared with $44 million in Q2 ’07. For the six months, operations generated cash of $111 million, compared with a use of $339 million a year ago.

Our significant improvement in Q2 was largely due to improved cash from working capital. Highlighted in yellow, Q2 cash from working capital was $183 million, compared to a use of $133 million a year ago.

This performance is the result of growth in certain businesses, and improved working capital management in certain of our operating units. As we have pointed out on prior calls, we would caution about focusing too much on performance in a single quarter. In this case, there’s a good deal of quarterly variation that is inherent in working capital results. So while our efforts on driving improvement remain a work in progress, we are encouraged and pleased with the results in the quarter.

Moving on, the adjustment for deferred taxes was $47 million, compared with a negative $17 million a year ago. We continue to utilize steadily higher amounts of deferred tax assets, which originated from prior-period operating losses. The net change in cash and marketable securities in Q2 was an increase of $344 million, compared with a decrease of $38 million a year ago.

Turning to our balance sheet on slide ten, you can see that we ended Q2 with $1.9 billion in cash and short-term marketable securities. That is an increase of $375 million from a year ago, notwithstanding our repurchase of $191 million of convertible debt in the first quarter of this year.

Our debt maturity schedule as of quarter end is presented on slide 11. Total debt at quarter end was $2.1 billion, with maturities that are well-distributed going forward.

We are very pleased to have entered in to a new revolving credit facility with a group of leading banks. We thank them for their support. The facility is essentially a plain-vanilla revolver, with capacity of $335 million and a three-year term, at competitive cost, and is available for general corporate purposes. We believe that it provides us with significant financial flexibility, while it includes covenants and conditions typical of a facility of this nature. We believe it is particularly important to be proactive in this credit environment to secure replacement backstop liquidity in anticipation of the ELF maturity in June of next year. This should substantially eliminate any concern there may have been about another equity-linked facility, and is a welcome endorsement of our financial progress by the credit community.

In summary, on slide 12, this is our best Q2 and first-half operating performance in many years. These results demonstrate the broad competitiveness of our offerings and, we believe, our ability to sustainably drive higher levels of shareholder value.

Through the first six months we are tracking well against our full-year ’08 financial objectives of competitive organic growth and 8.5 to 9.0% operating margin.

As Michael indicated, we are aware of the broader economic situation. As a matter of operating and financial discipline, we are therefore already holding our agencies to a standard that assumes the need to manage toward our margin target. These include being aggressive on any discretionary expenses, hiring only under realized new revenue and carefully managing temporary labor. We are optimistic that our strongly improved financial visibility and controls will enable us to deliver on our financial objectives for the year.

Now let me turn it back over to Michael.

Mr. Roth:

Thank you, Frank.

As you can see, our performance for Q2 and the first half was strong and represents a good start to 2008. We posted competitive organic revenue growth, with additional assignments from existing clients as well as new business wins. The growth was balanced across world regions and across the marketing disciplines. We continue to see demand for digital, marketing services, integrated solutions and high-value strategic thinking in advertising and media, as well as strong capabilities in the emerging economies.

In connection with a couple of these key growth drivers, there are two events that took place after the end of the second quarter that bear mention here.

As you may have seen, yesterday we announced that we have moved forward from a minority to a majority position in the Middle East Communications Network, or MCN. MCN is the premier marketing services group in the Middle East-North Africa region, with over 60 offices in 14 countries. They have been our partner for decades and work closely with a full range of our agency brands across all areas of marketing. The group also includes a number of powerful local agencies.

MCN operates in one of the world’s fastest-growing regions, with over 300 million people, very high per-capita GDP and projected advertising expenditures that are growing at rates in line with markets such as India, China and Russia. That’s what makes this such a compelling opportunity for us. It’s also why we’re excited that stepping up our partnership with MCN will further our leadership position in this dynamic region.

A second and equally strategic transaction that we will announce later this morning is in the digital arena. Marketing services in the interactive space are fast evolving beyond site development and interface design. Our clients no longer think of digital as just a messaging medium: they are looking to the web and other emerging media to provide consumers with experiences and functionality that drive their business.

One agency that figured this out early on was able to combine technology expertise with creativity, and has been a success story as a result, is HUGE. Founded in 1999, they operate in New York, Los Angeles, Atlanta and London. The online businesses they’ve designed and developed for clients like JetBlue, Scholastic, IKEA and Warner Music generate more than $3.5 billion in annual revenue for those clients. We see significant opportunities for HUGE to partner with our agencies, expand its geographic footprint and deliver their unique process and e-commerce platforms to many of our clients. We are very pleased to have another terrific digital agency join the IPG family.

With all of our past legacy issues behind us, it is great to be on a call talking to you about strong results for the first half of the year and acquisitions that will position us well for the future. But we’re also keeping a close eye on the balance of 2008.

Of course, the question we are regularly asked is: when will the industry see the effects of the broader economic climate? We are not immune to the macro environment. We will certainly see certain client sectors affected, and some countries feel the effect more than others, as we move through this period of uncertainty.

While we acknowledge the risk inherent in the macroeconomic environment, we believe that our model, based on the full range of marketing disciplines and broad geographic presence, will provide some degree of protection. Further, by managing our businesses with respect to their margins, we believe we can deliver on our objectives for 2008 and enhance long-term shareholder value.

With that, I would like to thank you for being with us and open up the floor for questions.

QUESTIONS AND ANSWERS

Operator:

Thank you, sir. . . . Our first question comes from Alexia Quadrani with JPMorgan. Ma’am, your line is open.

Alexia Quadrani, Bear, Stearns & Company:

Hi, thank you. Could you please give us some more color on I guess what you are hearing from your larger clients in terms of their plans for spending in second half? Any reason to expect any significant change from what you’ve seen year-to-date, or do you think it will be more of a gradual pullback in some sectors? And if you could also discuss how much of a headwind your auto clients were in the quarter and how much you expect that to be in the back half?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Obviously my remarks about the macroeconomic environment take all of that into consideration. Our big clients are continuing to see this as an opportunity to build brand by spending. I think we have heard a lot, and you read a lot, about companies that are reporting earnings, and continuing to spend money on advertising. So we — we haven’t seen a major pullback. Obviously there’s some pullback in local markets and it’s geographic and project-oriented pullback. But on the macro basis we have not seen major pullbacks as of yet.

As far as the automotive, obviously, we knew there were concerns in that area. Obviously, the announcements of General Motors have some impact on us, but when we do our budgeting and forecasting for the year, we take all of that into consideration. We work very closely with General Motors, and we view that as an opportunity to help them in this challenging environment.

Ms. Quadrani:

And it looks like your marketing services businesses, obviously, saw some very good growth in the quarter. Would you say there’s been a share shift away from maybe what your clients are spending and more of the branding to the marketing services area? Do you think that’s a trend?

Mr. Roth:

There’s no question that we’re seeing additional money being spent in marketing services. Some of it is at the expense of traditional advertising, but that’s what the integrated offering is all about. And that’s why we’ve invested in all these growth areas by adding our tools to it and sufficient amount of expertise and talent in those markets.

Ms. Quadrani:

I guess put a different way, would you say it’s — the shift is accelerating because of the macroeconomic climate or not necessarily? And then just my last question: Frank, maybe you can give us an update on your thinking of use of cash. You made new investments this week. Is putting back the dividend or buyback next year still a possibility, or are you rather really focused on investments?

Mr. Roth:

Well, I think the increased spend in marketing services was taking place even before the issues of macroenvironment, which is why we have invested in these growth areas. So I don’t think it’s necessarily tied to it, but certainly our clients are willing to spend more in those markets, because frankly a lot of the return on investment calculations and tools are applicable to there, so they want to see immediate benefit of their spend.

In terms of — let me address the question of our cash — we have said this all along, we’re still in the process of completing our turnaround, and 2008 is a critical year for us. Our strong balance sheet is doing us well in this difficult environment. The fact that we were able to tap the credit markets was an example of how the credit markets view our financial stability and strength, and after we complete 2008, we’ll take a hard look at our use of cash, and to the extent we can look at buybacks and dividends, that’s obviously high on our list. As far as our acquisitions go, we’re consistent. We have said we will spend around $150 million. These acquisitions that were announced yesterday and today are totally consistent with that, and we don’t see any major changes in that going forward.

Ms. Quadrani:

Thank you very much.

Operator:

Our next question comes from John Janedis at Wachovia. Sir, your line is open.

John Janedis, Wachovia Securities:

Hi, good morning, thank you, guys. Couple of quick questions. First, it seems like your international growth is really starting to come together over the past couple of quarters. Can you provide a little more color, particularly in the U.K. and France? And then I have a follow-up. Thanks.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

John, in the U.K., we had, have made a number of investments on key hires in the U.K. over the past three years. We had some businesses that were underperforming, and we’re starting to see those businesses turn around. So we’re pleased with the progress in the U.K. Similar situation in France: we had a number of businesses that we’ve invested behind, but it’s a very challenging market for us. And unlike the rest of the region, we saw growth decline. So it’s a market we’ll still participate in and we’ll still invest behind, but I think that Europe in the aggregate is in a much stronger place for us today than it was, say, two years ago.

Mr Roth:

It’s worth noting the improvement of Lowe, in particular in the U.K., the major multinational client wins, particularly with Unilever, obviously has had an effect in terms of those improvements.

Mr. Janedis:

Okay. And separately — thanks — there’s, Michael, been a lot of industry talk about the lack of big pitch activity due to the economy. I’m just wondering, has the bulk of your organic growth been coming from gains in share wallet and have you been winning an increasing amount of business without a formal pitch process?

Mr. Roth:

Well, first of all, our net new business win for the year continues to be positive, so that’s good. And I agree there aren’t major pitches out there, which is a double-edge sword. One, that means a lot of our clients aren’t up for review, but the opportunities aren’t as great. And there’s no question that we’re seeing an increase from our existing client base, and that’s providing a lot of the fuel for our organic growth.

Mr. Janedis:

Was any business that you know of shifted from Q3 to Q2?

Mr. Roth:

Not that we would know of, no.

Mr. Janedis:

Okay, great. Thank you very much.

Mr. Roth:

Thank you.

Operator:

Our next question comes from Craig Huber with Lehman Brothers. Sir, your line is open.

Craig Huber, Lehman Brothers:

Yes, good morning. Just going back to the international question, was there anything one-time in nature why the U.K. performance as well as Latin America and the other international countries were much stronger year-over-year versus the trends we saw in the fourth quarter and first quarter? Was there anything one-time in nature that would help the second quarter?

Mr. Mergenthaler:

Craig, there is a project with a reoccurring client that happens every other year in the U.K. in one of our project businesses. So, that’s the only thing that’s worth noting.

Mr. Roth:

And it’s also, frankly, I mean that’s one of the areas we’re focused on improving, which means we weren’t doing as well as we were in the past, so therefore, the improvements are hopefully to be expected with the investment and talent that we’ve added.

Mr. Mergenthaler:

And Latin America, it was just — there was nothing worth noting. So —

Mr. Huber:

Okay. And then switching over to Lowe and media, you mentioned those things are really trending up here. Can you give us some numbers in terms of how much media revenues were up in the quarter year-over-year and also the trends in your outcomes you owe to them?

Mr. Roth:

Yeah, no — nice try, Craig. [Laughter]. We don’t break that out. I did comment, though, on the fact that one of our key objectives for 2008 was for Lowe to be profitable, and we’re on track to do that. So I think that’s a key factor in us achieving our objectives. The same is true with media. As you recall during the difficult periods of media, we wanted to make sure that it provided positive input for us in terms of our overall objectives, and both of them are performing quite well.

Mr. Huber:

I’ll take it you mean organic revenue up at both of them.

Mr. Mergenthaler:

[Laughter] Both of those businesses, Craig, are tracking ahead of their ’08 operating plans —

Mr. Roth:

And both of them contribute to our overall results, so you can take it from there.

Mr. Huber:

What-- let me ask this last question if I could. What of significance is most underperforming your original budget going into this year?

Mr. Mergenthaler:

I think across the board we’re pleased with where all of our businesses are versus our ’08 operating plans.

Mr. Roth:

We had indicated, our objectives are in the 8.5 to 9% range, and we’re sticking to that, so therefore, you can conclude that we believe we’re right on.

Mr. Huber:

Okay. And I guess, just lastly, just going back to the economic question: what do you think it is with your business, why it’s holding up so darn well? I realize you’re in a long-term turnaround here, but I mean, you have now posted four of the last five quarters of organic revenue growth up 5 to 6%. What do you think it is with your business why it’s holding up so much better in this difficult environment versus other places in the media?

Michael Roth:

The one thing that was clear, was we had to invest in talent. If you look at the overall improvement we have across all of our disciplines, obviously in media we added and most recently we added two individuals to media, in particular, Matt Seiler and Michael

Hudes, to join with Nick Brien and Richard Beaven and their team. That’s an important aspect of improving our overall offerings. We continue to invest in all of the disciplines. The McCann — the Worldgroup certainly has added a lot of talent in terms of its disciplines and marketing services. So our whole model, because it’s diversified and the integrated offering is real, and we have offerings that deliver on the integrated offering, whether be it geographic or by discipline, I think that’s one of the reasons that you see, some areas are up, some areas are down, and that’s been helpful to us in terms of achieving our targets. That’s the theory and structure of a holding-company model, and I think what you are seeing is that coming to fruition.

Mr. Huber:

Great. Thank you.

Operator:

Thank you. Our next question comes from Brian Shipman with Jefferies. Your line is open, sir.

Brian Shipman, Jefferies & Company:

Thanks. Could you talk a — expand a little bit on the environment for new biz, particularly outside the U.S. and in Asia? And how much do you attribute in the recent strength to the Olympics, and is that a risk post-Olympics? Thanks.

Mr. Roth:

Obviously, I think new business is — we don’t see any major big pitches out there and obviously local business is where a lot of the battle is being fought, and we’re getting our fair share. We’re asked to participate in whatever pitches that are out there, and we have the offerings in those locations. That’s why we’ve added to our strength in the various locations.

The Olympics is not one of the areas that is significant to our planning. Obviously we’re participating in it with some of our major clients, but it’s not a significant item for our overall financial picture, so therefore, it’s not something that is going to adversely affect us for 2009.

Mr. Shipman:

Thanks, Michael.

Operator:

Thank you. Our next question comes from Troy Mastin with William Blair & Company. Sir, your line is open.

Troy Mastin, William Blair & Company:

Thank you, good morning.

Mr. Roth:

Good morning.

Mr. Mastin:

Based on what you have seen so far in new business this year, do you expect it to be more or less meaningful in its contribution in the second half of ’08 versus the first half?

Mr. Roth:

You know, all we can comment on is anecdotally we’re hearing that people are waiting towards the end of the year to take a look at how this economy will play through. So therefore, for 2008, I don’t think it’s going to have a significant impact, because obviously if there are new pitches coming for the balance of the year, we won’t see the impact of it until 2009. But, again, if all we can do is see what is out there right now, and we haven’t seen it yet, but there is some anecdotal stories out there that people are waiting, and we’ll just have to see what happens. The good news is, we are certainly competitive in all our offerings, and certainly to the extent there are opportunities out there, we expect to participate.

Mr. Mergenthaler:

And as Michael had mentioned earlier, Troy, the growth through the first half of the year is based upon increased spend with existing clients and new business coming onstream. We would expect that to continue in the back half.

Mr. Mastin:

You expect that to continue —

Mr. Mergenthaler:

Sure.

Mr. Mastin:

— relatively even as between the two?

Mr. Mergenthaler:

We didn’t disclose the makeup of the first half and so we aren’t going to comment on the back half. But again, we reiterated our growth targets of 4 to 5%. And we’re still confident we will achieve that.

Mr. Roth:

The sectors that we participate in, certainly the areas that the sectors are having the most trouble are not our largest sectors, and frankly, even in those sectors we’re performing well. For example, the financial service side, obviously, MasterCard is an important component of that for us, and I said this on our last call, it comprises 7% of our total businesses, financial services, and obviously MasterCard is a big part of that. So we’re not seeing as big a hit, if you will, as a result of the sectors we’re in.

Mr. Mastin:

My next question might be very hard to answer, but I’m going to try anyway.

Mr. Roth:

Okay.

Mr. Mastin:

Maybe you have thought about this, done some back of the envelope estimates, but how much do you think organic growth would have to deteriorate, based on what you put in slide eight perhaps, and in the back half of this year for you to still achieve that 8.5 to 9% organic target?

Mr. Roth:

We’re not going to give you — the answer is, yes, we have done that, but no, we’re not going to answer. All I can tell you is that we have done that calculation and we wouldn’t be able to say that we’re reasonably comfortable that we’re going to achieve our target if we don’t believe that the organic growth that’s necessary to deliver is within our sights.

Mr. Mastin:

And what would be the biggest risk to your ability to hit that target? Is it the project nature of some of your fourth quarter revenue or is it something else?

Mr. Roth:

I think it would have to be something greater than just project revenue, and obviously we’re also managing to the margins. I think both Frank and I mentioned in our comments that we’re assuming for the rest of the year for it to be difficult. So therefore, our expense management is continuing notwithstanding the solid performance we had for the first half of the year.

Mr. Mastin:

Okay. One final one: in terms of acquisitions, how are you viewing the current environment in the context of your acquisition strategy? Does this give — given the removal of financial players, and maybe some valuations coming in, does this make you more motivated to do acquisitions, or if there’s more uncertainty in the environment, does that result in a net pullback?

Mr. Roth:

We’ve always said that our acquisitions are going to be very strategic in terms of either filling either a discipline that we need help in or geographic. And I think that’s just going to continue. Where there are no major acquisitions out there that we are, we are thinking about, or frankly we need. So the two examples that we just completed are classic examples of what we said we were going to be looking for. Geographic in particular, and in the Middle East, we think that is an opportunity and we used our relationship and our ability to do the transaction to our advantage, and in the digital space. So both of them are totally consistent with the type of transactions that we’ll be looking going forward.

Mr. Mergenthaler:

And, Troy, we’re not seeing significant decline in asset valuations, if that’s the crux of your question. We’re not seeing that.

Mr. Mastin:

Okay, thanks.

Operator:

Our next question comes from Michael Nathanson with Sanford & Bernstein. Sir, you line is open.

Michael Nathanson, Sanford C. Bernstein & Co.:

It’s Sanford Bernstein — okay. Good morning, I have a couple for you guys. One big picture one: now that you improved your systems and reporting process, I know you spent a lot of time on —how much revenue visibility do you guys have? How many quarters in advance can you actually get a comfort on forward bookings?

Frank Mergenthaler:

Michael, we have gone — we have gone through our half-year operating reviews with all our large units. Our visibility into Q3 and Q4 is good. It’s not where it needs to be, and we’re always continuing to try to improve. But, again, we wouldn’t be here reiterating our growth targets unless we had a high degree of comfort in what the back half of the year looks like. That said, there’s a fair amount of work that comes up in the fourth quarter that, you don’t have visibility into. We’re basing it on conversations we’re having with clients, and recurring scopes of work —reoccurring projects have been in the past, but like us, companies are going through the same process now looking at the back half of the year, and there’s always risk in that spend.

Michael Nathanson:

And how much — can you say — how much of the revenue base you have now looking forward, what percentage is contractually given — and that could change too, people could come back and say I need relief — but is it more than three quarters? Think it’s contractually known at this point?

Frank Mergenthaler:

You have got contractual scopes of work, you’ve got project-related business, and you still have growth that’s to be generated.

Michael Nathanson:

Right.

Frank Mergenthaler:

So we’re not going to disclose what the percentage is in each bucket. But those are the three main buckets, and all have risk.

Michael Roth:

And historically our fourth quarter has always been a key quarter for us, so that’s, that’s something that obviously we have to watch very carefully. And the PR business, for example, is very much project-oriented, and those are the things we, we monitor very closely.

Frank Mergenthaler:

I mean seasonality-wise our fourth quarter as been running over the past few years, 29 to 30% of our annual revenue.

Michael Nathanson:

Right, right. And the second question I have is: you mentioned that Jack Morton was a factor for Europe a couple of times. Was any of that related to the Euro World Cup? And is that when you kind of identified a U.K. contract?

Frank Mergenthaler:

No, it was not.

Michael Nathanson:

And is Jack Morton more in your mind considered project-based work, or should we think of that as more recurring business?

Mr. Roth:

It’s a more or less project-related, but we’re looking at the model and trying to get it more as a recurring business. So that’s certainly one of our objectives. They made good strides in their model in becoming more recurring, but certainly a good piece of it is still project-based.

Mr. Nathanson:

Thanks, guys.

Mr. Roth:

You’re welcome.

Operator:

Our next question comes from Matt Chesler with Deutsche Bank. Your line is open.

Matt Chesler, Deutsche Bank Securities:

All of my questions have been answered, thank you.

Mr.Roth:

Thank you, Matt.

Operator:

Thank you. Our next question then will come from Ben Shachter with UBS Securities. Your line is open.

Benjamin Shachter, UBS:

Hi, guys, congratulations on a nice quarter.

Mr. Roth:

Thank you.

Mr. Shachter:

Just going into the quarter, I was wondering if you could talk about what your expectations were for the U.S.? It seems slightly on a trajectory downward. I was wondering how low do you think the U.S. can go? And then, separately, the U.K. seems very strong, and anecdotally, we’re hearing the opposite in terms of a lot of things that are going on in the macro situation in the U.K. So I’m wondering how you explain how the U.K. has done so much better versus the continental?

Mr. Roth:

One of the things I had commented about the U.K. was the wins that Lowe had in the U.K., in particular with Unilever, so that is a good piece of the growth in the U.K. The U.S. is obviously a very important market for us, and we watch it very carefully. A lot of the stories in terms of potential pullbacks we’re hearing in the U.S., again, we haven’t seen major pullbacks, although clearly our clients are looking much more carefully at their spend in terms of where can they get the most bang for their buck, can they get more for less and all of that is going on in the United States. But it’s still — it’s all factored in into our assumptions and our conclusion that we’re on track to achieve our overall targets.

Mr. Shachter:

But for the U.S. do your targets include organic lower than 3%?

Mr. Roth:

It’s all wrapped up in the conclusion in terms of achieving our overall target. When we say that our overall organic is 4 to 5, that includes our expectations for the United States.

Mr. Shachter:

Okay. And then just quickly, I was wondering if you had any comments on initial budgeting thoughts you have around ’09, what kind of organic growth rates you think you might be starting to think about there? [Laughter] I’m trying —

Mr. Roth:

I know. It was good try. You know, as — we just went through our — and we’re in the midst of our review for the full year and obviously at the end of it we say alright, let’s take a picture of ’09, and usually the response is let’s get through ’08 before we start talking in detail about ’09. So I’ll use the same answer my operating guys give me.

Mr. Shachter:

All right, great.

Mr. Mergenthaler:

That’s tough to do until you get better visibility in the fourth quarter. And, that doesn’t happen until we start really going through the planning process in September/October.

Mr. Shachter:

But by September/October you think —

Mr. Roth:

Oh, yeah.

Mr. Mergenthaler:

We’ll be deep into planning by then. I think everyone is in a wait-and-see. Get through August, people get back in September, get better visibility in the fourth quarter, and then we’ll have a view in ’09.

Mr. Roth:

And a lot of it is going to be a function of where the economy is in the fourth quarter, and it’s reasonable to wait and see that.

Mr. Shachter:

Thanks. Good luck.

Mr. Roth:

Thank you.

Operator:

Thank you. Our next question comes from Dan Salmon with BMO Capital Markets. Sir, your line is open.

Daniel Salmon, BMO Capital Markets:

Thanks. Good morning, guys.

Mr. Roth:

Good morning.

Mr. Salmon:

Let’s see, a few questions. First on headcount, prior to this you basically had been talking — basically maintaining headcount for the most part and shifting it in to more higher growth areas and out of the slower growth areas. Does that remain the case? Or have you picked up at all in light of strong performance or staying cautious on the second half? Okay, I'll let you finish that. Go ahead.

Mr. Roth:

The head count — the bulk of the increase in the headcount comes from our acquisition of Lowe Lintas.

Mr. Mergenthaler:

That’s in India.

Mr. Roth:

In India. So therefore, generally our headcount is relatively stable, if you would, and we’re seeing ins and outs. Again, it’s consistent with what you said, and that is we’re adding to our headcount in those markets and disciplines that are our growth areas, and so we’re using a relatively level headcount.

Mr. Salmon:

Okay, great. And then regarding the investment in MCN, the timing of it: was there anything in particular that triggered that? Maybe something in your ownership agreement, or was it just simply —

Michael Roth:

No.

Mr. Salmon:

— something that the time was right and it looked great?

Mr. Roth:

No, we’ve been talking — we’ve had long-lasting relationship with them. Their business is doing great. It’s a market that when we do our strategic planning, that’s certainly an area we want to grow in. So we felt it best to have discussions about it, and they were very receptive to it and this was mutually agreed upon, obviously. And we were both pretty excited about it.

Mr. Salmon:

Great. And then a last one, one for Frank here. With the new credit facility rolled out here, at only $335 million of potential liquidity, is there anything — that’s not a huge amount with the ELF obviously still sitting there — should we expect anything else before the ELF matures, or is this sort in preparation for that and more moves to come next year?

Mr. Mergenthaler:

The 750 of liquidity the ELF provides, we’re confident we don’t need that much liquidity.

Mr. Salmon:

Right.

Mr. Mergenthaler:

So, if there’s an opportunity to go into the credit market to expand the 335 facility, we’ll look at it, but we’re comfortable where we are today and will be opportunistic. But we feel very pleased we got this transaction done in a very difficult bank market. And we’re very pleased that our bank group stepped up and executed a deal.

Mr. Salmon:

Okay, great, that’s very helpful. Thank you.

Mr. Mergenthaler:

Thank you.

Operator:

Thank you. Our next question comes from Jonathan Cohen. Sir your line is open.

Jonathan Cohen, Natixis Securities:

Thank you for taking the call. Two basic questions. Where do you see your leverage ratio ending up at year end? And the second question is: Moody’s put out a very positive note with regards to IPG’s credit just a few days ago. When are you guys coming back into S&P? It seems they are quite a laggard here.

Mr. Mergenthaler:

On a leverage ratio, Jonathan, I don’t have a projected number in front of me, so we can circle back with you with Jerry.

Mr. Cohen:

Great.

Mr. Mergenthaler:

On S&P, we meet with all of the agencies regularly. We’re very transparent with them. I think we have a good relationship with them. We would love to see our rating improve at a more accelerated rate given the turnaround and what we have done from a financial perspective over the last eight, ten quarters, and we’ll continue to meet with them. But, we can’t control their own internal processes —

Mr. Roth:

Yeah, and I know —

Mr. Cohen:

Do you have any plan? — sorry —

Mr. Roth:

Yeah, the rating agencies right now are a little gun shy, and, they are a lot quicker to take down than bring up, so it’s a little frustrating when you put in the kind of results and our balance sheet and the improvements that we have seen. But we’ll keep working at it, but, they are more interested in the downside than the upside these days.

Mr. Cohen:

Gotcha. Any plans to physically go in to S&P before the year end?

Mr. Mergenthaler:

Well, we talk to them every quarter.

Mr. Cohen:

Okay, great.

Mr. Mergenthaler:

They come here. We go there. We do it via phone. We meet with them whenever they like.

Mr. Roth:

Before you even do a debt deal, you have to talk to the rating agencies and get their views —.

Mr. Mergenthaler:

We give them briefings on quarters before we go public so, again, I think we’re doing everything we can to show them that transparency, and we’re anxiously waiting for them to move our rating up.

Mr. Cohen:

Thank you.

Operator:

Thank you. Our next question comes from Ian Whittaker. Sir, your line is open.

Ian Whittaker, UBS:

Thanks very much. Most have been answered, but one remaining question, actually. I mean as you have alluded to, we have seen — some companies actually bought some very good growth in terms of advertising in the market. But I guess one of the cynical points that is always thrown back is well a lot of that has gone into price promotion, and also as well in in-store activity. I’m just wondering what your view is? When you talk to the advertisers has been there a shift in terms of more of an emphasis on brand building and therefore spending on traditional advertising, or do you feel that when they are actually increasing the marketing budget that most of the increases actually go into these in-store promotions?

Mr. Roth:

Well, I think we have said in the beginning we have seen an increase in activation, we’ve seen an increase in our marketing services, and that I think is going to continue to trend upwards. We’re pleased with some of the brand-building opportunities we have as well. So, again, I think the larger multinational companies look at this as an opportunity. And they also realize that this is not the time to pull back in terms of brand building. Because when — there’s no — I’ll say this as an advertising guy, I guess — you spend more and you get a return on your investment in terms of your spend. So our challenge is to make sure that we’re moving the needle and we have the tools and ability to move it, and prove that we are. So, as long as we continue to do that, I think you’re going to continue to see spend.

Mr. Whitaker:

Just to clarify. I — what I meant in terms of the spend was things, for example, such as three-for-two price promotions, for example. The cynical view is, in terms of where the advertiser is shifting the spend to, it’s more of that line when they announce an increase in the marketing budget. But, I’m just wondering whether you’re actually seeing that in your conversations with the advertisers.

Mr. Roth:

I think it’s all over the lot, so I can’t comment particularly with any particular promotion that’s out there.

Mr. Mergenthaler:

But activation is definitely up right now.

Mr. Roth:

Right.

Mr. Whitaker:

Okay, thanks so much.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you. Our next question comes from Andrew Berg with the Post Advisory Group. Sir, your line is open.

Andrew Berg, Post Advisory Group:

Thanks. Hi guys. First of all, hats off, doing a great job of turning this around. I know it’s been several years of effort, you have done a great job of bringing it to where it is and look forward to continued improvement.

Mr. Roth:

So do we. Thank you.

Mr. Berg:

Going back to the comments on working capital: obviously, working capital was a great benefit this quarter. You guys cautioned us not to look too much in to one quarter’s results, but as we think about it for this quarter as we roll in to the next quarter’s period, how should we think about what may play out in terms of shifts from second and third quarter? And how big a potential use working capital might be in the third quarter, given how big of benefit it was in the second?

Mr. Mergenthaler:

Andrew, it’s tough to comment on that. What we have said is that we will be cash-flow positive from an operating perspective this year, for the first time in a while. We continue to believe in that. There’s a lot of volatility in our model in working capital. We’ve made it a focus for the past 18 months. Our operators are now aggressively managing their balance sheets, both payables and receivables, so we expect to see continued improvement of working capital management for ’08 versus ’07.

Mr. Berg:

And as we think about, where you are today in terms of the your receivables, DSO, or your payables? You guys in this quarter did a fantastic job. Historically we have seen it I think back up a little bit in the second quarter. I presume we should be working off of today’s levels for any traditional softness we see Q2 to Q3, and we shouldn’t think you revert back to third quarter levels of last year.

Mr. Mergenthaler:

Again, difficult for me to comment on, because we don’t spend too much time focusing where our quarter-end working capital is. We’re more focused on improving our processes to ensure we can squeeze as much cash out of working capital on our balance sheet as possible. Where we are seeing a real positive effect is on the tax side. We have been able to utilize about $200 million in ’07 of our net operating losses which was cash flow positive of roughly — generated about $60 million in cash. If we continue to deliver what we have indicated with respect to this year, we expect that number to close to double. So we’re starting to get at some of these tax assets that are on our balance sheet fully provided for, and it’s translating into real cash generation on the tax front.

Mr. Berg:

Okay. Well, keep up the good work

Mr. Mergenthaler:

Thank you.

Mr. Berg:

Thanks, guys.

Operator:

Thank you. Our next question comes from Catriona Fallon at Citi. Your line is open, ma’am.

Catriona Fallon, Citigroup:

Yes, hi. Actually you were touching on my question, which was around the NOLs.

Mr. Mergenthaler:

Right.

Ms. Fallon:

You used about $200 million last year, does that mean you still have about $1.5 billion left?

Mr. Roth:

We actually have $1.8 billion left.

Ms. Fallon:

And 1.5 overseas?

Mr. Mergenthaler:

No. We don’t just break that out, Catriona, but, the majority is overseas, but it’s not that heavily weighted.

Ms. Fallon:

Okay. And you expect to use about $400 million of that this year?

Mr. Mergenthaler:

No, I think if we deliver our plan it is more like $300. If you tax effect that it’s roughly $100 million of cash coverage.

Mr. Roth:

The — we can’t take the benefit obviously until we use it. And that’s — that’s obviously a key component of our planning.

Ms. Fallon:

Okay, great. And then has anything changed with your, with the billing methodology or pricing that you have been able to get out of clients? Is there anything that you are doing different in your processes that maybe are making you able to charge for more of the services that you’re, that you’re performing for clients? I guess I’m asking about efficiency and whether you are able to get paid for all of the work that you are doing?

Mr. Roth:

Yeah, I think we have touched on this before. As we developed our financial controls and our transparency with our clients and looked closely at our contracts, we have had the ability to better analyze the contracts and get paid for the work that we’re doing. So I think, yes, the answer to that is we are in a stronger position in terms of dealing with our clients and the work that’s being performed. And in the old days, it was more difficult for us to do that. So I think the improvements we have made in financial controls, as well as the analysis of our profitability by our clients, has enabled us to improve on that issue.

Mr. Mergenthaler:

And we — we have made some fairly substantial investments behind systems and process improvements, and we’re sharing best practices and processes amongst our networks, so this was an area that we called out a number of years ago as one of the largest opportunities for us to improve margins. It was the amount of leakage that our lack of visibility into our client relationships was causing. And we’re not there yet, but we continue to improve on it quarter-to-quarter.

Ms.Fallon:

And, just the last question would be — and I know there have been questions about seasonality — but do you see anything different about the seasonality this year?

Typically Q3 comes down from a revenue perspective sequentially. And I’m wondering if there’s anything different this year with what you are seeing with the current trend from Q2, the Olympics going into Q3, and then what you might expect for Q4?

Mr. Mergenthaler:

We would expect seasonality trends to be consistent.

Ms. Fallon:

Okay, thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you. Our last question will come from Leo Schmidt with The Chubb Corporation. Sir, your line is open.

Leo Schmidt, The Chubb Corporation:

Good quarter. First of all —I have two questions for you — the first question has to do with looking at the last time we had a major economic slowdown and looking at today’s environment, I guess that would be 2001, and going in to the summer of 2001. As you look back over those periods, can you draw any compare and contrast what is different then and what is different now? I know it’s a much different business for you. You have a lot more control. That was an advertising bubble blowing up. This is not. This has consumer housing slowing down so the consumer is in a much different place. But as you look out, and as you kind of look and hear your clients talk to you, what is different that you think is happening now than then?

Mr. Mergenthaler:

Well —

Mr. Schmidt:

And then second question just is — is: can you talk about the payables in your cash flow? Is that from your incentive comp going up? Or could you give us a little more flavor of the payable versus the receivable there?

Mr. Roth:

I’ll let Frank talk about the payables. As far as the difference in the economic slowdown, clearly the dot com environment was a lot different than it was today. When that bubble burst, we had a lot of our clients just spending money as a result of the influx from the dot com boom. We don’t have that today. So that is probably the most significant difference from it. The other is the more global aspect of our business as well as the integrated offering and the different marketing services and offerings that we have as a company. I think the company today is very well diversified in terms of our offerings, and I think that’s what I was alluding to before when I was talking about the model. And that is — with the various different services we have to help our clients get the message out there and the various tools and research we have, I think it lends itself to the confidence that the clients have in the ability to spend and get a return for it. So I think that’s a difference. A downturn is a downturn and it’s not pretty when it really happens, but I think we’re better suited to deal with it than we were back then, and we also have the financial transparency in to our businesses that is a lot different now than we did before.

Mr. Mergenthaler:

On the working capital front, 1/1/07 we began to incent our agency financial teams to more aggressively manage their balance sheets. With respect to AR collection and managing DSOs, we’re seeing a noticeable improvement, and on the payable side, one of the things that we ensure right now is the process that has been improved that we’re never out any money. So, our match-pay process has been improved. And again, I think you are seeing that now is coming through in the improvement in our working capital management.

Mr. Schmidt:

Thank you much.

Mr. Mergenthaler:

You’re welcome.

Mr. Roth:

Okay. Well, I want to thank you all for your support and participation and look forward to our next call. Thank you.

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Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors.